                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                               Tyrex Oil Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

        ------------------------------------------------------------------------

                                  TYREX OIL COMPANY

                       Notice of Annual Meeting of Shareholders
                            To Be Held on June __, 1998

     Notice is hereby given that the Annual meeting of Shareholders of Tyrex Oil Company, a Wyoming corporation, will be convened at 3:00 p.m. M.D.T. on June __, 1998 at the offices of the Company, 6886 S. Yosemite Street, Englewood, Colorado, for the following purposes:

     1.   To ratify the adoption of the Company's 1998 Stock Option Plan;

     2. To elect a Board of Directors consisting of five members to hold office until the next annual meeting of shareholders and until their successors shall be elected and shall qualify;

     3. To approve the change in the Company's legal name to 3Si Holdings, Inc.;

     4. To ratify the appointment of John M. Hanson & Company, P.C., as independent auditors of the Company for the fiscal year ending June 30, 1998; and,

     5. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on May 15, 1998 will be entitled to vote at the Meeting.

     A proxy statement explaining the matters to be acted upon at the Annual Meeting is enclosed.

SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES MAY BE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT.

                                    By the Board of Directors,




                                    F. Larry Valdez, Chairman

Englewood, Colorado
May __, 1998

                                 TYREX OIL COMPANY
                              6886 S. YOSEMITE STREET
                             ENGLEWOOD, COLORADO 80112

                                  PROXY STATEMENT

                           ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE __, 1998

                                      GENERAL

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Tyrex Oil Company (the "Company"), to be used at the Annual Meeting of Shareholders (the "Meeting") to be held at the offices of the Company, 6886 S. Yosemite Street, Englewood, Colorado, on June __,1998 at 3 p.m. MDT for the purposes set forth in the accompanying Notice of Annual Meeting. This statement was sent to shareholders of the Company on or about May __, 1998.

                              SOLICITATION OF PROXIES

     The shares covered by the enclosed Proxy, if such is properly executed and received by the Board of Directors prior to the Meeting, will be voted in favor of the proposals to be considered, and in favor of the election of five nominees to the Board of Directors as listed in "Election of Directors" below, unless such proxy specifies otherwise or the authority to vote in the election of directors has been withheld. A proxy may be revoked at any time before it is exercised by giving written notice to the Secretary of the Company at its above address. Shareholders may vote their shares in person if they attend the Meeting, even if they have executed and returned a proxy.

                              PURPOSE OF THE MEETING

     The matters to be brought before the Meeting are the approval of the Company's 1998 Stock Option Plan, the election of directors to serve for the ensuing year, the ratification of the name change of the Company from Tyrex Oil Company to 3Si Holdings, Inc. and the ratification of John M. Hanson & Company, P.C. as the Company's auditors.

                                VOTING SECURITIES

     Only shareholders of record at the close of business on May 15, 1998 will be entitled to vote at the Meeting. On that date, there were issued and outstanding 33,756,798 shares of Company's $0.01 par value common stock ("Common Stock"), entitled to one vote per share. In the 1998 stock option plan and election of directors, cumulative voting is not permitted.

     A majority of the outstanding Common Stock (the presence in person or by proxy of at least 16,878,400 shares) will constitute a quorum for the transaction of business at the meeting. The vote of a majority of such quorum is needed to approve the stock option plan, elect directors, ratify the name change and the Company's auditors.

     As a result of the merger transaction between Tyrex Oil Company and 3Si, Inc. in May 1997, the three 3Si shareholders (Frederick J. Slack, Frank W. Backes, and F. Larry Valdez) hold and vote 83.4% of the Common Shares of the Company. The 3Si shareholders intend to vote in favor of all the matters (1 through 4 in the Notice of Annual Meeting) to be brought before the Meeting.

                RATIFICATION OF COMPANY'S 1998 STOCK OPTION PLAN

   On January 21, 1998, the Board of Directors of the Company adopted, subject to shareholder approval and ratification, the 3Si 1998 Option Plan (the "1998 Plan"). The 1998 Plan is intended to advance the interests of the Company and its shareholders by encouraging and enabling selected officers, directors and key employees upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and retain proprietary interest in the Company by ownership of its stock. The following summary of the material terms of the 1998 Plan is qualified in its entirety by reference to the complete text of the 1998 Plan which is attached as Exhibit 1 to this Proxy Statement.

   Under the terms of the 1998 Plan, up to 5,000,000 shares of the authorized but unissued shares of Common Stock of the Company may be issued to directors, officers and employees of the Company. All classes of employees are eligible to participate in the 1998 Plan.

   Options are granted by the Board of Directors. The grantee is then notified of the grant of the option, and if he/she accepts such grant, enters into a written Stock Option Agreement.

   The 1998 Plan shall terminate on December 31, 2007. No option may be exercised more than ten (10) years after the date the option is granted.

   Options granted under the Plan may be either Incentive Stock Options ("ISO's") qualified under Section 422A of the Internal Revenue Code, or Nonqualified Stock Options, which are not qualified under Section 422A.

   An optionee shall not be granted stock options exercisable in any one calendar year which exceed $100,000 in value.

   In the case of Incentive Stock Options granted to a 10% shareholder in the Company, the option price shall be not less than 100% of the fair market value of the shares (on the date of grant), and the exercise period shall not exceed five (5) years.

   The option price of the Incentive Stock Options cannot be less than 100% of the fair market value of the Stock at the time the option is granted. Options are not transferable other than by will or descent, and may not be pledged or hypothecated.

   Upon termination of an optionee's employment with the Company, his or her option privileges shall be terminated unless the Board of Directors, in its sole discretion, elects to continue the options. Optionee whose employment is terminated (other than for cause) shall have a period of three (3) months in which to exercise their options. The granting of an option to an eligible person does not alter in any way the Company's existing rights to terminate such person's employment at any time for any reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the 1998 Plan.

   If an optionee dies while in the employ of the Company or any subsidiary, his or her option privileges shall be limited to the shares which were immediately purchasable by him/her at the date of death and such option privileges shall expire unless exercised by his/her successor within one year after the date of death, disability or retirement.

   The Board of Directors has the right to suspend or terminate the 1998 Plan at any time, or to amend it from time to time, provided that no amendment may increase the maximum number of shares for which options may be granted, change the option price, change the provisions regarding the expiration date of the options, or change the term of the 1998 Plan, without stockholder approval.

   The Board of Directors recommends that shareholders vote FOR ratification of the Company's 1998 Stock Option Plan.

                             ELECTION OF DIRECTORS

   The Company has no nominating or similar committee of its Board of Directors; therefore, it is the recommendation of the Board of Directors that the Board for the coming year, and until successors have been duly elected and qualified, shall consist of five members.

   Unless the authority is withheld, it is intended that the shares represented by your proxy will be voted for the election of the five nominees named below, all of whom are presently members of the Board of Directors, subsequent to the merger between Tyrex and 3Si. If any nominees should not serve for any reason, or if a vacancy should occur before the election (which is not anticipated) your proxy will be voted for any person who is designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to expect that any nominee will be unable to serve. There is no arrangement between any of the nominees and any other person pursuant to which he was or is to be elected as a director or nominee, nor is there any family relationship between or among any nominees or the executive officers of the Company.

   The following sets forth information as of the record date for the Meeting concerning each nominee, including such person's ownership of Common Stock, (the Company's only class of voting securities) on an individual basis and ownership by all nominees of the Company as a group:

                                                   Period of Service        Shares
                          Position with              as Director or      beneficially
Name and Age               The Company                   Officer            owned (1)   Percent
------------               -----------                   -------         ------------   -------
Frederick J. Slack      President, CEO, and             5/28/97            9,387,777      27.8%
Age: 43                 a Director                    to present (3Si)
Frank W. Backes         Vice President and              5/28/97            9,387,777      27.8%
Age: 37                 a Director                    to present (3Si)
Felipe L. Valdez        Chairman of the Board,          5/28/97            9,387,778      27.8%
Age: 45                 COO and Treasurer             to present (3Si)
Tom N. Richardson       A Director                      7/10/86              188,724     < 1.0%
Age: 48                                               to present (Tyrex)
Doris K. Backus         Secretary and                   12/5/91               53,567     < 1.0%
Age: 44                 a Director                    to present (Tyrex)

All Directors as a Group                                                  28,405,623      84.1%

---------------
(1) Beneficial ownership results in each case from the possession of sole or shared voting and investment power with respect to the shares.

FREDERICK J. SLACK has served as Chief Executive Officer and a Director of 3Si since August 1993. Mr. Slack received his B.A. degree in Education in 1977 from the University of Northern Colorado. Mr. Slack began his business career as a Methods and Procedures Analyst for National Farmers Union Insurance in Denver, where he was first introduced to mainframe computer environments. Mr. Slack then went to work as the Western Territory Sales Manager for Travenol Labs selling hospital/medical information systems involving IBM equipment. In 1986, Mr. Slack became a sales/project manager for Digital Equipment Corporation. Initially, Mr. Slack served as one of the project managers within the LSST (Large Systems Selling Team) which focused on large complex, $1,000,000 solutions to larger customers. LSST selling required multi-computer system disciplines including hardware, software, consulting, training and implementation. Mr. Slack then moved his sales expertise and success, into the Government Sales Division for Digital. Over the next 5 years, Mr. Slack served as project manager for similarly large, sophisticated government customers with mission critical, classified systems needs. Mr. Slack's responsibilities included writing "white papers", preparing and presenting bids and proposals, negotiating contracts, and implementation of contracts once awarded. Mr. Slack, throughout his career, has been involved in preparing personal, division and corporate budgets and implementation of those budgets at all levels.

FRANK W. BACKES has served as Director of Technology and a Director of 3Si since August 1993. Mr. Backes received his B.S.E.E.degree in Semiconductor Physics in 1984. Mr. Backes started his career working for Science Applications International Corporation designing Command and Control systems for the Department of Defense. Mr. Backes' accomplishments in the field of Command and Control systems include: research and successful development of client-server based systems in 1987; dynamic user interface designs in 1988 using Ada and PHIGS; implementing 3-D graphics for display of command center information in 1989; training and working in combat position as an orbital analyst in the Space Surveillance Center at NORAD; and, designing and implementing several command centers pushing the development of state of the art high availability techniques. In 1989, Mr. Backes went to work for Digital Equipment Corporation as a computer industry analyst. In addition to his work in the computer industry Mr. Backes has utilized his skills in working with and teaching students from elementary schools to high schools. One project was coordination, management and teaching students to interact, over the Internet, with the Mars Land Rover developed by Jet Propulsion Lab for NASA. This project was the first time that anyone outside of NASA was given the opportunity to send commands over the Internet to the Mars rover. Other projects include coaching Odyssey of the Mind teams and working as a tutor for students in math and science.

FELIPE LARRY VALDEZ has served as Chief Operating Officer and a Director of 3Si since August 1993. Mr. Valdez began his career working in telecommunications electronic manufacturing operations in Logistics, Production and Inventory planning in 1971. Mr. Valdez moved from telecommunications manufacturing to computer manufacturing when he joined Digital Equipment Corporation in 1977 in its Albuquerque Operations as an Inventory Control Planner. Shortly after that, Mr. Valdez relocated to Digital's Colorado Springs operations where he was responsible for New Product introduction on a variety of leading technology storage products.
Mr. Valdez was promoted into Digital's Customer Support Center where he led technical support teams in providing remote support to a variety of customers
on a national level.   Mr. Valdez joined Digital's Software Support
organization where he led technical and business consultants in providing pre- and post-sales support to Digital's Sales Representatives in major
Federal Government and Commercial Accounts.   Mr. Valdez' teams were
successful at winning and deploying numerous programs for Digital Equipment where both he, individually, and his teams, collectively, were recognized numerous times for their accomplishments. Mr. Valdez obtained Bachelor and Masters Degrees in Business Administration while employed full-time. In 1997, Mr. Valdez was selected by the University of Phoenix as a faculty member in its Organization Behavior studies program where he teaches Organization Communications courses.

TOM N. RICHARDSON graduated from the University of Wyoming in 1972 with a B.S. degree in Business Administration. From 1976 to 1980, he worked as a Landman and Contracts Supervisor for Gulf Oil Corporation in Casper, Wyoming. In 1980, he joined the Company as Manager of Land. He was elected President and Chief Financial Officer of the Company in March 1994. He is a Certified Professional Landman, a member of the Wyoming Association of Professional Landmen and a member of the American Association of Professional

Landmen. Mr. Richardson has been a member of the Board of Directors of Tyrex since July 10, 1986. On December 31, 1997, subsequent to the completion of the Company's self-tender offer, Mr. Richardson tendered his resignation as an officer of the Company but remains as a member of the Board of Directors. He is currently an independent oil producer.

DORIS K. BACKUS graduated from the National College of Business in 1974 with an Associate's Degree as a legal secretary. She has over 20 years experience in various areas of the oil and gas business and has been employed by the Company since 1983. Ms. Backus has been a member of the Board of Directors of Tyrex since December 5, 1991. Ms. Backus is currently the Secretary of the Company and remains as a member of the Board of Directors. She currently owns and operates her own candy distribution company, Sweets & Treats.

   No family relationship exists between or among any of the nominees and executive officers of the Company. Except as disclosed above, none of the nominees are directors of any other company having a class of equity securities registered under or required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

                                EXECUTIVE COMPENSATION

COMPENSATION

   The following table presents the aggregate compensation which was earned by the Executive Officers for the fiscal years ended June 30, 1997, 1996 and 1995 for Tyrex and the six months ended June 30, 1997 and the calendar years 1996, 1995 and 1994 for 3Si:

                                                                                    Long-term compensation
                                              Annual compensation             ---------------------------------
                                      -------------------------------------           Awards            Payouts
                                                                  Other       ----------------------    -------         All
                                                                  annual      Restricted                               other
      Name and                                                    compen-       Stock       Options/      LTIP        compen-
 principal position       Year        Salary ($)     Bonus       sation (1)     Awards        SARs       payouts    sation(1)(2)
 ------------------       ----        ----------     -----       ----------     ------        ----       -------    ------------
TYREX OIL COMPANY:
Tom N. Richardson         1997         $52,500         -               -            -           -           -               -
     President, CFO       1996          52,500         -               -       $7,813           -           -               -
                          1995          52,500         -               -            -           -           -               -
3SI:
Frederick J. Slack        1997         $37,500         -               -            -           -           -         $13,279
     Chief Executive      1996          68,000         -               -            -           -           -          31,871
     Officer              1995          68,000         -               -            -           -           -          71,518
                          1994          68,000         -               -            -           -           -          45,775
Frank W. Backes           1997         $37,500         -               -            -           -           -         $13,279
     Vice-President       1996          68,000         -               -            -           -           -          31,871
                          1995          68,000         -               -            -           -           -          71,518
                          1994          68,000         -               -            -           -           -          45,775
Felipe L. Valdez          1997         $37,500         -               -            -           -           -         $13,279
     Chief Operating      1996          68,000         -               -            -           -           -          31,871
     Officer              1995          68,000         -               -            -           -           -          71,518
                          1994          68,000         -               -            -           -           -          45,775

   (1) Perquisites and other personal benefits or property did not, in aggregate, exceed $50,000 or 10% of the total compensation.
   (2) 3Si was a subchapter S corporation prior to its acquisition by Tyrex. Amounts indicated are distributions to the three officers of 3Si named above, made to them in their capacities as shareholders.

   There were no aggregated options or SAR exercises during the fiscal year ended June 30, 1997 and no unexercised options as of April 9, 1998.

CERTAIN TRANSACTIONS

   In connection with the sale of Tyrex's producing oil and gas properties on May 30, 1997, 10% of the purchase price was paid by, and a 10% interest in the properties was assigned to, Tom N. Richardson. Mr. Richardson paid the same price for his interest as did the non-affiliated purchasers of the remaining 90% interest.

   Other than as set forth herein, no officer, director or principal shareholder of Tyrex or 3Si has or proposes to have any direct or indirect material interest by security holdings, contracts or otherwise in the Company or in any assets proposed to be acquired by the Company or in any purchase, the value of which will be affected by the operations of the Company.

                        MEETINGS AND COMMITTEES OF THE BOARD

   The Board of Directors held 6 meetings during the fiscal year ended June 30, 1997. All directors were present for all but two of the meetings when 4 of the Directors were present. In addition, the Board acted by unanimous written consent on 2 occasions. The Company's officers have made a practice of keeping its directors informed of corporate activities by personal meetings and telephone discussions.

   At the present time the Company has no nominating, executive or similar committees. The Company has an audit committee currently consisting of Messrs. Slack and Valdez and Ms. Backus and a compensation committee currently consisting of Messrs. Richardson, Slack and Backes.

   Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during the fiscal year ended June 30, 1997, and for the subsequent quarters ended September 30, 1997, December 31, 1997 and March 31, 1998, the Company is unaware of any officer, director or beneficial owners of more than 10% of the Company's Common Stock who failed to file reports required by Section 16 of the Securities Exchange Act of 1934.

           PROPOSAL TO RATIFY THE CHANGE OF NAME OF THE COMPANY

   The Board of Directors of the Company is proposing to change the name of
the Company from Tyrex Oil Company to 3Si Holdings, Inc.   The change in the
name of the Company will help indicate the change in the nature of the business the Company is now engaged in as well as align the holding company's name with that of its significant operating subsidiary, 3Si, Inc. The Company also intends to change its trading symbol for its common stock currently traded on the over-the-counter market from "TYRX" to "3SIH".

    PROPOSAL TO RATIFY THE SELECTION OF JOHN M. HANSON & COMPANY, P.C.

   On July 21, 1997, the Board of Directors of the Company determined that it would: (a) engage the firm of John M. Hanson & Company, P.C. as the Company's independent auditors; and, (b) not continue to use the services of Hocker, Lovelett, Hargens & Skogen, P.C. The change was reported on Form 8-K dated July 21, 1997 to which reference is made for further information. John M. Hanson & Company, P.C. has no relationship with the Company except in its capacity as the Company's auditors.

   The audit reports of Hocker, Lovelett, Hargens & Skogen, P.C. on the financial statements of Tyrex as of May 28, 1997 and for each of the years in the two year period prior to the 11 month period then ended, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the 11 months and two fiscal years ended May 28, 1997, and the subsequent interim period through July 21, 1997, there were no disagreements with Hocker, Lovelett, Hargens & Skogen, P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Hocker, Lovelett, Hargens & Skogen, P.C., would have caused Hocker, Lovelett, Hargens & Skogen, P.C. to make a reference to the subject matter of the disagreements in connection with its audit reports.

   Although ratification of the appointment of John M. Hanson & Company, P.C. as the Company's independent auditors is not required by Wyoming corporate law or by the Company's Articles of Incorporation or Bylaws, the Board of Directors and the Audit Committee recommends this selection be ratified and approved by the shareholders. If shareholder approval is not received, the Board of Directors will reconsider the appointment of its auditors.

   It is expected that a representative of John M. Hanson & Company, P.C. will be present at the Meeting and will be given an opportunity to make a statement if he/she desires to do so. It is also expected that the representative will be available to respond to appropriate questions from shareholders.

                                   OTHER MATTERS

   The Board of Directors is aware of no other matters to be brought before the Meeting which requires a shareholder vote; if other matters properly come before the Meeting, it is the intention of the persons named in the solicited proxy to vote such proxy in accordance with their judgment.

   No compensation will be paid to any person in connection with solicitation of proxies. Brokers, banks, and other entities will be reimbursed out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. Special solicitation of proxies may in certain instances be made personally or by telephone by officers and employees of the Company and by employees of certain banking and brokerage houses. All expenses, estimated to be normal in connection with this solicitation, will be borne by the Company.

                       ANNUAL REPORT AND FINANCIAL STATEMENTS

   You are referred to the Company's Form 10-K filed with the Securities and Exchange Commission October 10, 1997, including financial statements filed therein for the fiscal year ended June 30, 1997. Attached for your information is recent information regarding the Company's financial results subsequent to June 30, 1997. The Form 10-K and other financial information is not incorporated in this proxy statement and is not to be considered part of the soliciting material. Copies of the Company's Annual Report for the fiscal year ended June 30, 1997, as filed with the Securities and Exchange Commission on Form 10-K, including financial statements and schedules thereto may be obtained by written request from Frederick J. Slack, 3Si, Inc., 6886 S. Yosemite Street, Englewood, Colorado 80112.

                 DEADLINE OF RECEIPT OF SHAREHOLDER PROPOSALS FOR
                 ANNUAL MEETING SCHEDULED TO BE HELD DECEMBER 1998

   Any proposal by a shareholder to be presented at the Company's next Annual Meeting of Shareholders scheduled to be held in December, 1998 must be received at the Company's offices, 6886 S. Yosemite Street, Englewood, Colorado 80112, no later than July 31, 1998. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC.

                                By Order of the Board of Directors


                                /s/ Doris K. Backus
                                ---------------------------------------
                                Doris K. Backus, Corporate Secretary

                               TYREX OIL COMPANY
                    (and its current subsidiary, 3Si, Inc.)

                                                   May __, 1998

Dear Tyrex/3Si Shareholders:

   We are pleased to forward to you the Proxy Statement for the Annual Meeting to be held June __, 1998 at the 3Si offices in Englewood, Colorado and some selected current financial information.

     On May 28, 1997, Tyrex Oil Company (Tyrex) merged with 3Si, Inc. (3Si) 3Si is a wholly owned subsidiary of Tyrex although for financial statement purposes the merger has been accounted for as a purchase of Tyrex by 3Si.
As such, the information attached is predominantly that of 3Si both past and present versus Tyrex. On May 30, 1997, Tyrex sold all of its oil and gas properties. The operations of Tyrex subsequent to the merger include only a limited amount of operating expenses and interest income.

   3Si (Solution, System and Service Integration) has provided comprehensive computer information systems solutions for over 18 years to clients throughout the continent. Founded in 1979, as Kimbrough Computer Sales, Inc., 3Si offers a wide array of systems integration services, including Internet and network security services, software development, business needs assessments, hardware sales, maintenance and support, and technical consulting, training and education. Based on the increasing growth and future of 3Si products, the Board of Directors has recommended that the corporate name be changed from Tyrex Oil Company to 3Si Holdings, Inc.

   3Si is headquartered in Englewood, Colorado and has sales offices in Colorado Springs, Colorado; Albuquerque, New Mexico; and, Raleigh, North Carolina. The Raleigh office directly supports 3Si's technical consulting sub-contract with the U.S. Postal Service while the Albuquerque office directly supports 3Si's Equipment and Services Schedule Contract (ESS Contract) with the State of New Mexico. As of December 31, 1997, 3Si had 136 employees.

   3Si is currently in the process of developing certain proprietary products, including technical feasibility, marketability and economic feasibility relative to products applicable to the Internet Security and Help Desk markets. We continue to explore ways to increase the value of our efforts for our shareholders in areas of efficiency, productivity and proprietary opportunities.

   We at 3Si are certainly excited about our activities and we look forward to serving you, our shareholders, into the future.

                                          Sincerely,
                                          Tyrex Oil Company

                                          /S/ FREDERICK J. SLACK

                                          FREDERICK J. SLACK, CEO

                                 TYREX OIL COMPANY
                           Selected Financial Information

              Quarter and Six Months Ended December 31, 1997 and 1996

                                    (Unaudited)

   This information is excerpted from the Company's Form 10-Q filed with the SEC on February 13, 1998. The accounting policies followed by the Company are those set forth in Note 1 to the Company's financial statements in the Company's report on Form 10-K and readers are advised to consider this information in conjunction with the Company's financial statements and footnotes thereto in its Forms 10-K and 10-Q's previously filed with the SEC. Operating results for the quarter and six months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending June 30, 1998.

                                                 Quarter Ended                Six Months Ended
Operating Statement Information:                  December 31,                  December 31,
                                           1997                1996           1997                1996
                                           ----                ----           ----                ----
Net sales                               $7,866,614           5,917,634    $15,168,256          10,286,052
Net earnings (loss)                        $51,859            (197,079)       $97,007            (213,675)
Earnings (loss) per common share             $0.00             (656.93)         $0.00             (712.25)
Weighted average shares outstanding(1)  38,605,153                 300     38,949,289                 300


Balance Sheet Information:                    December 31, 1997                 June 30, 1997
                                                                                  (Audited)
Total Current Assets                              $7,264,572                      6,258,151
Total Property and Equipment, Net                    383,813                        362,742
Total Other Assets                                   631,595                        642,930
Total Assets                                      $8,279,980                      7,263,823
Total Current Liabilities                         $7,219,827                      4,490,749
Total Long-Term Debt                                  48,558                         64,502
Total Stockholders' Equity                         1,011,595                      2,708,572
Total Liabilities and Stockholders' Equity        $8,279,980                      7,263,823

Fred Slack, CEO of 3Si said, "We feel the substantial increase in sales (32.9%) and profitability for the quarter and year-to-date are a result of our completing the merger with Tyrex, paying off the royalty ($625,000) to 3Si's former stockholders, and refinancing our bank debt with a $5 million revolving line of credit facility. This afforded us the ability to successfully increase our sales for the quarter and year-to-date. More importantly, CALENDAR year sales grew from $19 million in 1996 to over $25 million in 1997."

Tyrex President Tom N. Richardson said, "Tyrex is pleased with the second quarter and year-to-date results as well as its completion of its self-tender offer on December 23, 1997 (whereby it paid $1,851,366 to acquire 6,005,626 shares into its treasury). Tyrex continues to be excited about the potential this merger creates to enhance shareholder values."

(1) Earnings per share for the quarter and six months ended December 31, 1997 is computed on the basis of the weighted average number of Tyrex common stock shares and includes shares issued as part of the Tyrex/3Si merger (i.e. subsequent to the merger). Shares outstanding for the quarter and six months ended December 31, 1996 are calculated using the 300 shares of 3Si ONLY outstanding at that time (prior to the merger).

                                 3SI HOLDINGS, INC.

                               1998 STOCK OPTION PLAN

     1. PURPOSE. This 1998 Stock Option Plan (the "Plan") is intended to encourage stock ownership by employees and directors of 3Si Holdings, Inc., a Colorado corporation (the "Corporation"), so that they may acquire or increase their proprietary interest in the Corporation, and to encourage such employees and directors to remain in the employ of the Corporation and to put forth maximum efforts for the success of the business. It is further intended that options granted by the Committee (as defined in Section 2 below) pursuant to
Section 5 hereof shall constitute "incentive stock options" ("Incentive Stock Options and Non-Qualified Stock Options are sometimes hereinafter collectively referred to as "Options." Both Incentive Stock Options and Non-Qualified Stock Options are sometimes hereinafter collectively referred to as "Options."

     2. ADMINISTRATION. The Plan shall be administered by the Stock Option and Compensation Committee (the "Committee"), consisting of not less than three
(3) members of the Board of Directors of the Corporation (the "Board"), none of whom are or shall have been for at least one year prior to such appointment, eligible to participate in the Plan or any other plan of the Corporation entitling the participants therein to acquire stock, stock options or stock appreciation rights of the Corporation or any of its affiliates. Initially, the Committee shall consist of __________________, __________________ and
__________________.

     2.1 AUTHORITY. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options; to determine which Options shall constitute Incentive Stock Options and which Options shall constitute Non-Qualified Stock Options; to determine the purchase price of the shares of Common Stock covered by each Option (the "Option Price"); to determine the persons to whom, and the time or times at which, Option shall be granted; to determine the number of shares of Common stock to be covered by each Option; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Option Agreements (which need not be identical) evidencing Options granted under the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any delegate may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

     2.2 RULES. The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. One member of the Committee shall be selected by the Board as Chairman. The Committee shall hold its meeting at such times and places as it shall deem advisable. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.

     2.3 LIABILITY. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option.


                                     Exhibit 1
                                         1

     3. ELIGIBILITY. Options may be granted to employees, officers and directors of the Corporation. In determining the persons to whom Options shall be granted and the number of shares to be covered by each Option, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Corporation and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. A person to whom an Option has been granted is sometimes referred to herein as an "Optionee." An Optionee shall be eligible to receive more than one Option during the term of the Plan, but only on the terms and subject to the restrictions hereinafter set forth.

     4. SHARES. The shares subject to Options hereunder shall be shares of the Corporation's Common Stock (the "Common Stock"). Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by the Corporation. The aggregate number of shares of Common Stock as to which Options may be granted from time to time under the Plan shall not exceed 500,000. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 7.9 hereof. If any outstanding Option expires or is terminated without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options.

     5. INCENTIVE STOCK OPTIONS. Options granted pursuant to this Section 5 are intended to constitute Incentive Stock Options under IRC Section 422A, and shall be subject to the following special terms and conditions, in addition to the general terms and conditions specified in Section 7 hereof.

     5.1 VALUE OF SHARES. The aggregate fair market value (determined as of the date the Incentive Stock Option is granted) of the shares of Common Stock with respect to which Options granted under this Plan and all other option plans of the Corporation become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

     5.2 TEN PERCENT STOCKHOLDER. In the case of an Incentive Stock Option granted to a 10% Stockholder, (a) the Option Price shall not be less than 110% of the Fair Market Value of the shares of Common stock of the Corporation on the date of grant of such Incentive Stock Option, and (b) the exercise period shall not exceed 5 years from the date of grant of such Incentive Stock Option.

     6.    NONQUALIFIED STOCK OPTIONS.  Options granted pursuant to this
Section 6 are intended to constitute Nonqualified Stock Options and shall be subject only to the general terms and conditions specified in Section 7 hereof.

     7. TERMS AND CONDITIONS OF OPTIONS (BOTH INCENTIVE STOCK OPTIONS AND NON-QUALIFIED OPTIONS). Each Option shall be evidenced by a written Option Agreement between the Corporation and the Optionee, which agreement shall comply with and be subject to the following terms and conditions:

     7.1 NUMBER OF SHARES. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates.

     7.2 TYPE OF OPTION. Each Option Agreement shall specifically identify the portion, if any, of the Option which constitutes an Incentive Stock Option and the portion, if any, which constitutes a Nonqualified Stock Option.


                                     Exhibit 1

     7.3 OPTION PRICE. Each Option Agreement shall state the Option Price which, in the case of Incentive Stock Options, shall be not less than 100% of the Fair Market Value of the shares of Common Stock of the Corporation on the date of grant of the Option. The Option Price shall be subject to adjustment as provided in Section 7.9 hereof. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted.

     7.4 MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, in cash and may be effected in whole or in part (a) with monies received from the Corporation at the time of exercise as a compensatory cash payment, or (b) with monies borrowed from the Corporation pursuant to repayment terms and conditions as shall be determined from time to time by the Committee, in its discretion, separately with respect to each exercise of Options and each Optionee; provided, however, that each such method and time for payment and each such borrowing and terms and conditions of repayment shall be permitted by and be in compliance with applicable law, and provided, further, if the Option Price is paid with monies borrowed from the Corporation, such fact shall be noted conspicuously on the certificate evidencing such shares in accordance with applicable law.

     7.5 TERM AND EXERCISE OF OPTIONS. Options shall be exercisable over the exercise period as and at the times and upon the conditions that the Committee may determine, as reflected in the Option Agreement; provided, however, that the Committee shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. The exercise period shall be determined by the Committee for all Options; provided, however that such exercise period shall not exceed 10 years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Sections 7.6 and 7.7 hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Committee; provided, however, that an Option may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than
100).

     7.6   TERMINATION.  Except as provided in Section 7.5 and in this Section
7.6 hereof, an Option may not be exercised unless the Optionee is then in the employ of the Corporation (or a corporation issuing or assuming the Option in a transaction to which IRC Section 425(a) applies), and unless the Optionee has remained continuously so employed since the date of grant of the Option. If the employment of an Optionee shall terminate (other than by reason of death, disability or retirement), all Options of such Optionee that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within three months after such termination; provided, however, that if the employment of an Optionee shall terminate for cause, all Options theretofore granted to such Optionee shall, to the extent not theretofore exercised, terminate forthwith. Nothing in the Plan or in any Option shall confer upon an individual any right to continue in the employ of the Corporation or interfere in any way with the right of the Corporation or any such division or Subsidiary Corporation to terminate such employment.

     7.7 DEATH, DISABILITY OR RETIREMENT. If an Optionee shall die while employed by the Corporation, or within three months after the termination of such Optionee's employment, other than for cause, or if the Optionee's employment shall terminate by reason of disability or retirement, all Options theretofore granted to such Optionee (to the extent otherwise exercisable) may, unless earlier terminated in accordance with their terms, be exercised by the Optionee or by the Optionee's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or disability of the Optionee, at any time within one year after the date of death, disability or retirement of the Optionee.


                                     Exhibit 1

     7.8 NONTRANSFERABILITY OF OPTIONS. Options granted under the Plan shall not be transferable otherwise than (a) by will; (b) by the laws of descent and distribution; or (c) to a revocable inter vivos trust or family partnership for the primary benefit of the Optionee and his or her spouse. Options may be exercised, during the lifetime of the Optionee, only by the Optionee, his or her guardian, legal representative or the Trustee of an above described trust, or general partner of the family partnership.

     7.9   EFFECT OF CERTAIN CHANGES.
           (1) If there is any change in the number of shares of Common stock through the declaration of stock dividends, or through recapitalization resulting in stock splits, or combinations or exchanges of such shares, the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options and the price per share of such Options shall be proportionately adjusted by the Committee to reflect any increase or decrease in the number of issued shares of Common Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated.

           (2) In the event of the proposed dissolution or liquidation of the Corporation, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or in the event of a merger or consolidation of the Corporation with another corporation, the Committee may provide that the holder of each Option then exercisable shall have the right to exercise such Option (at its then Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, or corporate separation or division, or merger or consolidation by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, or merger or consolidation by a holder of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, or merger or consolidation; or the Committee may provide, in the alternative, that each Option granted under the Plan shall terminate as of a date to be fixed by the Committee; provided, however, that not less than 30-days written notice of the date so fixed shall be given to each Optionee, who shall have the right, during the period of 30 days preceding such termination, to exercise the Options as to all or any part of the share of Common Stock covered thereby, including shares as to which such Option s would not otherwise be exercisable; provided, further, that failure to provide such notice shall not invalidate or affect the action with respect to which such notice was required.

           (3) If while unexercised Options remain outstanding under the Plan, the stockholders of the Corporation approve a definitive agreement to merge or consolidate the Corporation with or into another corporation or to sell or otherwise dispose of all or substantially all of its assets, or adopt a plan of liquidation (each, a "Disposition Transaction"), then the Committee may (a) make an appropriate adjustment to the number and class of shares available for options, and to the amount and kind of shares or other securities or property (including cash) receivable upon exercise of any outstanding options after the effective date of such transaction, and the price thereof, or, in lieu of such adjustment, provide for the cancellation of all options outstanding at or prior to the effective date of such transaction; (b) provide that exercisability of all Options shall be accelerated, whether or not otherwise exercisable; or (c) in its discretion, permit Optionees to surrender outstanding options for cancellation; provided, however, that if the stockholders approve such Disposition Transaction within five years of the date of adoption of this Plan and before the Corporation is taken public, the Committee shall provide for the alternative in (b) above. Upon any cancellation of an outstanding Option pursuant to this Section, the Optionee shall be entitled to receive, in exchange therefor, a cash payment under any such Option in an amount per share determined by the Committee in its sole discretion, but not less than the difference between the per share exercise price of such Option and the Fair Market Value of a share of the Corporation Common Stock on such date as the Committee shall determine.

                                     Exhibit 1

           (4) In the event of a change in the Common stock of the Corporation as presently constituted which is limited to a change of all its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

           (5) To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive, provided that each Incentive Stock Option granted pursuant to this Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an Incentive Stock Option within the meaning of IRC
Section 422A.

           (6) Except as hereinbefore expressly provided in this Section
7.9, the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock or any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation; and any issue by the Corporation of shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

     7.10 RIGHTS AS A SHAREHOLDER. An Optionee or a transferee of an Option shall have no rights as a shareholder with respect to any shares covered by the Option until the date of the issuance of a certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 7.9 hereof.

     7.11 OTHER PROVISIONS. The Option Agreements authorized under the Plan shall contain such other provisions, including, without limitation, (a) the imposition of restrictions upon the exercise of an Option; (b) in the case of an Incentive Stock Option, the inclusion of any condition not inconsistent with such Option qualifying as an Incentive Stock Option; and (c) conditions relating to compliance with applicable federal and state securities laws, as the Committee shall deem advisable.

     8. AGREEMENT BY OPTIONEE REGARDING WITHHOLDING TAXES. If the Committee shall so require, as a condition of the exercise, each Optionee shall agree that
(a) no later than the date of exercise of any Option, the Optionee will pay to the Corporation or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withhold upon the exercise of such Options, and (b) the Corporation shall, to the extent permitted, or required by law, have the right to deduct federal, state and local taxes of any kind required by law to be withhold upon the exercise of such Option from any payment of any kind otherwise due to the Optionee.

     9. TERM OF PLAN. Options may be granted pursuant to the Plan from time to time within a period of ten (10) years from the date the Plan is adopted by the Board, or the date the Plan is approved by the stockholders of the Corporation, whichever is earlier.

DEFINITIONS. As used in this Plan, the term "Fair Market Value" per share as of a particular date shall mean (i) the closing sales price per share of Common stock on a national securities exchange for the last preceding date on which there was a sale of such Common stock on such exchange; or (ii) if the shares of Common Stock are then traded on an over-the-counter market, the average of the closing bid

                                     Exhibit 1
and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market; or (iii) in case no reported sale takes place, the average of the closing bid and asked prices on the National Association of Securities Dealers' Automated Quotations System ("NASDAQ") or any comparable system, or if the shares of Common Stock are not listed on NASDAQ or comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose; or (iv) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee in its discretion may determine.

     11. AMENDMENT AND TERMINATION OF THE PLAN. The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that any amendment that would materially increase the aggregate number of shares of Common Stock as to which Options may be granted under the Plan or materially increase the benefits accruing to participants under the Plan or materially modify the requirements as to eligibility for participation in the Plan shall be subject to the approval of the holders of a majority of the Common Stock issued and outstanding, except that any such increase or modification that may result from adjustments authorized by Section 7.9 hereof shall not require such approval. Except as provided in Section 7 hereof, no suspension, termination, modification or amendment of the plan may adversely affect any Option previously granted, unless the written consent of the Optionee is obtained.

     12. APPROVAL OF STOCKHOLDERS. The Plan shall take effect upon its adoption by the Board of Directors but shall be subject to the approval of the holders of a majority of the issued and outstanding shares of Common Stock of the Corporation, which approval must occur within 12 months after the date the Plan is adopted by the Board.



                                      Exhibit 1

                            TYREX OIL COMPANY - PROXY
                  6886 S. Yosemite Street, Englewood, CO 80112

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul Kaufhold and _______________ as proxies to vote all shares of the undersigned at the Annual Meeting of Stockholders to be held June __, 1998. Each of the named proxies shall have the power to appoint a substitute proxy for himself. The proxies, or any one of them, shall have the power to vote: (i) only those shares of the common Stock of Tyrex Oil Company held of record by the undersigned as of the close of business on April 9, 1998; (ii) at any adjournment of postponement of the meeting; and (iii) upon any subject which may properly be brought before the meeting. The proxies may vote upon all the matters described in the proxy statement furnished with this proxy, subject to any directions indicated below. If no directions are given, this proxy will be voted "FOR" the adoption of the Company's 1998 Stock Option Plan; "FOR" the election of the nominees listed below for the Board of Directors; "FOR" the change in the Company's legal name to 3Si Holdings, Inc.; and "FOR" the appointment of John
M. Hanson & Company, P.C., as independent auditors of the Company for the fiscal year ending June 30, 1998.


1.   To approve the Company's 1998 Stock Option Plan

     / / FOR this proposal      / / AGAINST this proposal     / / ABSTAIN from voting

2.   Election of the five (5) Directors of the Company's Board of Directors:

     FOR All nominees listed below / /  WITHHOLD AUTHORITY to vote for all nominees listed below / /
     (except as written below)

        Fredrick J. Slack    F. Felipe Valdez   Frank W. Backes   Tom N. Richardson   Doris K. Backus

     (INSTRUCTIONS: To withhold authority to vote for any INDIVIDUAL nominee, write that nominee's name on the space provided below).
          ------------------------------------------------------------------------------------------

3.   To approve the change in the Company's legal name to 3Si Holdings, Inc.

     / / FOR this proposal      / / AGAINST this proposal     / / ABSTAIN from voting

4.   To approve the appointment of John M. Hanson & Company, P.C., as the Company's independent auditors for the fiscal year ending June 30, 1998:

     / / FOR this proposal      / / AGAINST this proposal     / / ABSTAIN from voting

5.   In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting, or any adjournment or postponement thereof.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY

                                                   --------------------------------------------

                                                   --------------------------------------------

                                                   Dated:                                , 1998
                                                         --------------------------------

                                                   The signature(s) should agree with the name(s)
                                                   imprinted to the left.  Custodians, Executors,
                                                   Administrators, Trustees, guardians and Attorneys
                                                   should so indicate when signing.
                                                   Shares held on record date:
                                                                              --------------------